Keryx Biopharmaceuticals Receives Positive Scientific Advice from the European Medicines Agency for ZerenexTM in Hyperphosphatemia

NEW YORK, NY, May 2, 2011 /PRNewswire-FirstCall/ -- Keryx Biopharmaceuticals, Inc. (Nasdaq: KERX), announced today that it has received positive Scientific Advice from the European Medicines Agency (EMA) for the development of ZerenexTM (ferric citrate) for the management and control of serum phosphorus in end-stage renal disease (ESRD) patients undergoing dialysis, and in pre-dialysis chronic kidney disease patients (CKD).  The Scientific Advice from the EMA indicates that the Company’s current Phase 3 program in the United States, if successful, in conjunction with safety data generated from other clinical studies with Zerenex, is considered sufficient to support a European marketing authorization application (MAA) to the EMA for the indication in ESRD patients on dialysis.  Therefore, the Company believes that it will not need to conduct any additional clinical trials with Zerenex in order to obtain European approval in the dialysis setting.

The Scientific Advice has also provided the Company with a regulatory path forward in the pre-dialysis CKD setting in Europe.

Ron Bentsur, Chief Executive Officer of Keryx, stated, “The EMA's Scientific Advice for Zerenex represents a significant step toward the registration of Zerenex in Europe, which we believe would put European approval on a similar timetable as U.S. approval.”  Mr. Bentsur continued, “In addition to the dialysis setting, with a clear regulatory path forward in the pre-dialysis CKD setting, we believe we now have an opportunity to fully capitalize on the significant global market for phosphate binders.”  Mr. Bentsur added, “We wish to thank the EMA’s Scientific Advice Working Party for their input and guidance.”

Zerenex (ferric citrate), a ferric iron-based phosphate binder, is currently in Phase 3 clinical development in the United States for the treatment of hyperphosphatemia (elevated phosphate levels) in patients with end-stage renal disease on dialysis which is being conducted under a Special Protocol Assessment (SPA) agreement with the FDA.

Keryx holds a worldwide license (except for certain Asian Pacific countries) to Zerenex (ferric citrate) from Panion & BF Biotech, Inc.  The Japanese rights are sublicensed by the Company to Japan Tobacco Inc. and Torii Pharmaceutical Co., Ltd.

About Scientific Advice

Scientific Advice is a procedure offered by the EMA to stakeholders for clarification of questions arising during development of medicinal products. The scope of Scientific Advice is limited to scientific issues, i.e. to quality, non-clinical and clinical aspects of the concerned medicinal product not yet unequivocally covered by published scientific guidelines. Scientific Advice focuses on development strategies rather than pre-evaluation of data to support an MAA. Scientific Advice is legally non-binding and is based on the current scientific knowledge which may be subject to future changes.

About Keryx Biopharmaceuticals, Inc.

Keryx Biopharmaceuticals is focused on the acquisition, development and commercialization of medically important pharmaceutical products for the treatment of cancer and renal disease. Keryx is developing KRX-0401 (perifosine), a novel, potentially first-in-class, oral anti-cancer agent that inhibits Akt activation in the phosphoinositide 3-kinase (PI3K) pathway, and also affects a number of other key signal transduction pathways, including the JNK pathway, all of which are pathways associated with programmed cell death, cell growth, cell differentiation and cell survival. KRX-0401 has demonstrated both safety and clinical efficacy in several tumor types, both as a single agent and in combination with approved therapies. KRX-0401 is currently in Phase 3 clinical development for both refractory advanced colorectal cancer and multiple myeloma, and in Phase 1 and 2 clinical development for several other tumor types. Each of the KRX-0401 Phase 3 studies is being conducted under a Special Protocol Assessment (SPA) agreement with the FDA. Keryx is also developing Zerenex (ferric citrate), an oral, ferric iron-based compound that has the capacity to bind to phosphate and form non-absorbable complexes. The Phase 3 clinical program of Zerenex for the treatment for hyperphosphatemia (elevated phosphate levels) in patients with end-stage renal disease on dialysis is being conducted pursuant to an SPA agreement with the FDA. Keryx is headquartered in New York City.

Cautionary Statement

Some of the statements included in this press release, particularly those anticipating future clinical trials and business prospects for ZerenexTM (ferric citrate) may be forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Among the factors that could cause our actual results to differ materially are the following: our ability, and our Japanese partner’s ability, to successfully and cost-effectively complete clinical trials for Zerenex (ferric citrate); uncertainties related to the regulatory process in the United States, Europe and Japan; and other risk factors identified from time to time in our reports filed with the Securities and Exchange Commission. Any forward-looking statements set forth in this press release speak only as of the date of this press release. We do not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. This press release and prior releases are available at http://www.keryx.com. The information found on our website is not incorporated by reference into this press release and is included for reference purposes only.

KERYX CONTACT:
Lauren Fischer
Director - Investor Relations
Keryx Biopharmaceuticals, Inc.
Tel: 212.531.5965
E-mail: lfischer@keryx.com